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                                                                Exhibit (a)(1)



                             ARTICLES OF AMENDMENT
                                       of
                                 ONE FUND, INC.
                               formerly known as
                        OHIO NATIONAL EQUITY FUND, INC.



The following amendments are hereby made to the Articles of Incorporation of Ohio National Equity Fund, Inc.:

1. The title of the Articles is amended to read:


"ARTICLES OF INCORPORATION of ONE FUND, INC."

2. Article Second is amended to read:


"SECOND: The name of the corporation (which is hereinafter called "the corporation") is ONE Fund, Inc."

3. Article Sixth (2)(g) is amended to read:


(g) Redemption. (i) Each holder of shares of a particular class shall have the right at such times and on such terms and conditions as may be permitted by the corporation to require the corporation to redeem all or any part of his or her shares of that class at a redemption price per share equal to the net asset value per share of that class next determined (in accordance with subsection
SIXTH: (2)(h)) after the shares are properly tendered for redemption, less such redemption charge as is determined by the Board of Directors, which redemption charge shall not exceed one percent (1%) of said net asset value per share. Payment of the redemption price shall be in cash; provided, however, that if the Board of Directors determines, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable, the corporation may make payment wholly or partly in securities or other assets belonging to the class of which the shares being redeemed are part of the value of such securities or assets used in such determination of net asset value.

(ii) Notwithstanding the foregoing, the corporation may postpone payment of the redemption price and may suspend the right of the holders of shares of any class to require the corporation to redeem shares of that class during any period or at any time when and to the extent permissible under the 1940 Act.

(iii) If, after giving effect to a request for redemption by a shareholder, the aggregate net asset value of his or her remaining shares will be less than the Minimum Amount then in effect, the corporation shall be entitled to require the redemption of the remaining shares of that shareholder, after giving notice under this paragraph (iii). The term "Minimum Amount" when used herein shall mean three hundred dollars unless otherwise fixed by the Board of
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       Directors from time to time, provided that the Minimum Amount may not in any event exceed ten thousand dollars. The notice to be provided prior to a required redemption pursuant to this paragraph (iii) shall be in writing personally delivered or deposited in the mail, at least thirty days prior to such redemption. If mailed, the notice shall be addressed to the shareholder at his or her post office address as shown on the books of the corporation, and sent by certified or registered mail, postage prepaid. The price for shares redeemed by the corporation pursuant to this paragraph (iii) shall be paid in cash in an amount equal to the net asset value of such shares, computed in accordance with subsection SIXTH: (2)(h) hereof next computed after the expiration of the notice period provided under this paragraph (iii). If prior to the expiration of the notice period provided under this paragraph (iii), the shareholder purchases enough additional shares of the corporation that the aggregate net asset value of his or her shares exceeds the Minimum Account, then the required redemption pursuant to this paragraph (iii) shall not be effected.

       (iv) For the purpose of allowing the net asset value per share of a portfolio's common stock to remain constant, the corporation shall be entitled to declare as dividends, as frequently as daily, the net income of the portfolio, which may include or give effect to realized and unrealized gains and losses, as determined in accordance with the corporation's accounting and portfolio valuation policies. If the amount of net income so determined on any given day shall be a negative amount, or if at any other time the Board of Directors shall deem it appropriate in order to comply with the conditions of any rule adopted by, or exemptive order issued to the corporation by the Securities and Exchange Commission, the corporation may, without the payment of monetary compensation but in consideration of the interest of the portfolio and its shareholders in maintaining a constant net asset value per share, redeem pro rata from each shareholder of record on such day such number of full and fractional shares of the portfolio's outstanding common stock as may be necessary to reduce the aggregate number of outstanding shares in order to permit the net asset value per share to remain constant.

The foregoing Articles of Amendment have been duly authorized by the Board of Directors and by the shareholders in duly constituted meetings of each held on May 12, 1992 (as to item 3 above) and on July 20, 1992 (as to items 1 and 2 above).

IN WITNESS WHEREOF, ONE Fund, Inc. (formerly known as Ohio National Equity Fund, Inc.) has caused these Articles of Amendment to be executed in Cincinnati, Ohio by its President and to be attested by its Secretary this 27th day of July, 1992.

I, Donald J. Zimmerman, President, hereby acknowledge on behalf of ONE Fund, Inc. that the foregoing Articles of Amendment are the corporate act of said corporation and further certify under penalties of perjury to the best of my



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knowledge, information and belief, that the matters set forth in these Articles are true in all material respects.


ONE FUND, INC.


By /s/ Donald J. Zimmerman                Attest: /s/ Ronald L. Benedict
   ------------------------------------           ------------------------------
   Donald J. Zimmerman, President                 Ronald L. Benedict, Secretary



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